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FOR IMMEDIATE RELEASE

Contacts:
STARWOOD LODGING                       ITT CORPORATION
Media:                                 Media:
Michael Claes 212-614-5236             Jim Gallagher 212-258-1261
   or 212-258-1281                     George Sard/David Reno 212-687-8080
Analysts:                              Analysts:
Stuart Carlisle 212-614-5287           Anne Tarbell 212-258-1622


              STARWOOD LODGING TO ACQUIRE ITT FOR $82 PER SHARE


                    $13.3 BILLION TRANSACTION WILL CREATE
                        WORLD'S LARGEST HOTEL COMPANY

           STARWOOD LODGING EXPECTS 20% ACCRETION TO PRO FORMA FFO


        PHOENIX, AZ AND NEW YORK, OCTOBER 20, 1997 -- Starwood Lodging (NYSE:
HOT) and ITT Corporation (NYSE: ITT) announced today that they have signed a definitive merger agreement providing for Starwood Lodging to acquire ITT for $15.00 in cash and $67.00 in newly issued paired shares in Starwood Lodging for a total value to ITT shareholders of $82.00 per share.
        The combination of Starwood Lodging and ITT will create the preeminent global hotel company, with some 650 hotels in 70 countries, with combined revenues over $10 billion. It will control six powerful international brands:
Sheraton, Westin, CIGA, Four Points, The Luxury Collection and Caesars. Including its pending acquisition of Westin Hotels, Starwood Lodging will become the largest hotel company and the largest real estate investment trust in the world, with a total market capitalization of approximately $20 billion. Starwood Lodging's strategy will focus on expanding its global hotel and gaming businesses and continuing to evaluate the divestiture of non-core assets.
        Starwood Lodging will also assume $3.5 billion in outstanding ITT debt, for a total transaction value of approximately $13.3 billion.





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        The transaction will be accounted for as a purchase, and is expected to be approximately 20 percent accretive to Starwood Lodging's pro forma Funds
From Operations (FFO) during the first 12 months of combined operations. Contributing to this accretion will be an estimated $100 million in synergies from greater workforce economies including those recently announced by ITT; shared technology, reservation, and purchasing services; cross-marketing activities; a combined hotel preference program (Westin Premier and Sheraton Club International) and other efficiencies arising from the merger.
        The taxable transaction is anticipated to close in the first quarter of 1998, subject to shareholder, gaming, and antitrust approvals. Under the merger agreement, Starwood Lodging may receive a termination fee and reimbursement of expenses under certain circumstances.
        Shares of Starwood Lodging Trust, which is the nation's largest hotel real estate investment trust, are paired with and trade together with shares of Starwood Lodging Corporation, a premier hotel operating company.
        Barry S. Sternlicht, who will continue as Chairman and CEO of the combined companies, said, "The lodging industry has become a global business that benefits from scale and product distribution. This transaction gives the combined companies a sound balance sheet, which will enable us to continue to be a growth company and to take advantage of our current acquisition pipeline and a rapidly consolidating industry."
        "This acquisition complements our current holdings in every part of the world by strengthening our presence in key markets, including Europe, Latin America and Africa. The combination of Starwood, Westin and Sheraton will create the number one upscale hotel company in the world, and will dramatically strengthen our overall growth platform. We will have the financial clout, operating infrastructure, proprietary pipeline and management capabilities to pursue acquisitions globally," he said.


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        "Rand Araskog has spent 31 years at ITT and 18 years as Chairman and
CEO. He has built one of the greatest collections of brands, assets and people. We intend to retain a significant number of ITT senior executives, and look forward to working with them in the transition to build off the world-class platform they have created," said Sternlicht.
        Mr. Araskog said, "This is a superb transaction for ITT shareholders, combining the benefits of Starwood's paired share REIT structure, the extraordinary fit between Sheraton and Westin, Starwood Lodging's substantial quarterly cash dividends, and enormous growth potential under Starwood's leadership. This is the right structure for our assets, the right transaction for our shareholders, and the right opportunity for our employees. ITT's directors have worked diligently to see to it that our stockholders get the best possible deal."
        "We look forward to working closely with Barry Sternlicht and the proven Starwood management team, which has created more shareholder value over the past three years than any other REIT, to ensure the future success and growth of this new enterprise," he added.
        ITT will have minority representation on the Starwood Lodging boards. ITT will designate four directors, one of whom will be Mr. Araskog.
        The offer includes a collar of $4.00 per share around $57.263, the five-day trailing average price of Starwood Lodging stock. The exchange ratio will be fixed at 1.094 Starwood Lodging shares per ITT share if Starwood Lodging's share price exceeds $61.263 per share, and 1.258 Starwood Lodging shares per ITT share if Starwood Lodging's shares trade below $53.263, based on Starwood Lodging's average share price during a 20-day period prior to the date of the ITT stockholders meeting.
        Starwood Lodging has received "highly confident" letters from BT Alex. Brown Incorporated and Bear Stearns & Co., Inc. to finance the transaction.


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        ITT Corporation consists of Sheraton, a premier hotel company which owns, manages and franchises 424 hotels in 62 countries; Caesars, the leading brand name in the gaming industry; and ITT World Directories. ITT also has ownership positions in ITT Educational Services (83.3%) and Madison Square Garden (10.2%). ITT has a definitive agreement to sell its 50% interest in New York City television station WBIS+ to Paxson Communications Corp. (ASE: PXN).
        Starwood Lodging Trust is the largest hotel REIT in the United States, which, including the pending acquisition of Westin Hotel, owns or manages 162 hotels with over 60,000 rooms in 24 countries. Starwood Lodging Trust conducts all of its business as general partner of SLT Realty Limited Partnership. Starwood Lodging Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third-party management companies.



                                    # # #



        Statements in this press release that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform ACt of 1995. Although Starwood Lodging believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements involve known and unknown risks which may cause Starwood Lodging's actual results to differ materially from expected results. Factors that could cause results to differ materially from Starwood Lodging's expectations include, without limitation, completion of the acquisition described in this press release and future acquisitions, the availability of capital for acquisitions and for renovations, the ability to maintain existing franchise, management and representation agreements and to obtain new ones on current terms. Competition within the lodging industry, the cyclicality of the real estate business and the hotel business, real estate and economic conditions and other risks detailed from time to time in Starwood Lodging's SEC reports including quarterly reports on form 10Q, reports on 8K and annual reports on form 10K.